Exhibit 99.1

PRESS RELEASE

For more information contact:                     FOR IMMEDIATE RELEASE
Gerald Shencavitz
EVP and Chief Financial Officer
(207) 288-3314

Bar Harbor Bankshares Reports Fourth Quarter 2008 Impairment Charge

BAR HARBOR, Maine (February 20, 2009) – Bar Harbor Bankshares (the "Company") (NYSE Alternext US: BHB) the parent company of Bar Harbor Bank & Trust, today announced that, as a result of obtaining information relative to collateral loss experience on certain of its non-agency 1-4 family mortgage-backed securities after its February 2, 2009 announcement of year-end 2008 results of operations and before filing its Annual Report on Form 10-K, it will record in the fourth quarter an other-than-temporary impairment charge with a pre-tax impact on 2008 earnings amounting to $1.4 million. This non-cash charge will reduce the Company’s previously announced 2008 net income by $876 thousand, or $0.29 per diluted share.

Because these investment securities were carried at fair value at December 31, 2008, estimated losses on these investment securities, net of tax, were previously recorded in unrealized losses on securities available for sale within accumulated other comprehensive loss, a component of total shareholders’ equity on the Company’s consolidated balance sheet. This non-cash charge will reduce the Company’s full-year 2008 net income to $7.7 million, or $2.57 per diluted share, from $8.6 million, or $2.86 per diluted share, as previously announced. For the fourth quarter of 2008, this non-cash charge will reduce its previously announced net income to $1.4 million, or $0.48 per diluted share, from $2.3 million, or $0.78 per diluted share.

The $1.4 million non-cash impairment charge represents 0.1% of the Company’s total assets and 0.5% of the Company’s total investment securities as of December 31, 2008.

Despite the foregoing other-than-temporary impairment charge, the Company will report record earnings and earnings per share for the year ended December 31, 2008. The Company will report increases in 2008 net income and fully diluted earnings per share of $576 thousand and $0.27, or 8.1% and 11.7% respectively, compared with the year ended December 31, 2007. The return on average shareholders’ equity will amount to 11.89%, compared with 11.04% in 2007. The Company will be filing its 2008 Annual Report on Form 10-K on or before March 16, 2009.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, "Based on our assessment of the other-than-temporarily impaired securities, we are of the belief that the ultimate economic losses that may be realized for these securities may be meaningfully less than the "mark to market" losses currently required by U.S. GAAP accounting rules. Company management believes that the difference between the expected losses and the mark-to-market losses are largely attributed to market liquidity, massive de-leveraging, and the historical disruption in the financial markets in general.

In concluding, Mr. Murphy added, "Considering the Company’s strong balance sheet, liquidity position, earnings fundamentals and capitalization, we believe we are well positioned to successfully navigate our way through the many uncertainties that lie ahead for the banking and financial services industry through 2009 and beyond."

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust. Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with twelve branch office locations serving downeast and midcoast Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the "Company") for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like "strategy," "anticipates" "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets," and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. Forward-looking statements include, but are not limited to, those made in connection with estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties. These risks and uncertainties include, but are not limited to, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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